Amendment No. 1 to Money Manager Agreement


Amendment No. 1, dated as of March 1, 2001, to the Money Manager Agreement, dated January 1, 1997 (the "Agreement"), between the TIFF Investment Program, Inc. ("TIP"), a Maryland corporation, for its TIFF Emerging Markets Fund (the "Fund") and Emerging Markets Management , L.L.C. (the "Manager").

        WHEREAS, TIP and the Manager have entered into the Agreement;

        WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by mutual consent of both parties to the Agreement;

        WHEREAS, TIP and the Manager have mutually agreed to certain modifications to Schedule I of the Agreement;

        NOW, THEREFORE, TIP and the Manager hereby agree to amend the Agreement as follows:

Schedule I. Schedule I is hereby deleted in its entirety and replaced with the attached Schedule I.


IN WITNESS WHEREOF, each of the parties hereto has caused this amendment to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first written above.




                                           TIFF INVESTMENT PROGRAM, INC.


                                           By:  /s/ William E. Vastardis
                                           Name:  William E. Vastardis
                                           Title:  Treasurer


                                           EMERGING MARKETS MANAGEMENT, L.L.C.


                                           By:  /s/ Antoine W. van Agtmael
                                           Name: Antoine W. van Agtmael
        Title:  President and Chief Investment Officer



Schedule I


Fee Calculation



Compensation

        As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee based on the average daily net assets (gross of expenses except custodian transaction charges) of the Managed Assets. This fee shall be payable monthly, and shall equal 1.25% per annum for the first US$100 million of Managed Assets and 1.00% per annum for any Managed Assets in excess of US$100 million.

Valuation

        For purposes of calculating the Manager's fee hereunder, the securities in the Fund's portfolio shall be valued in the manner described in the Fund's propsectus.

Early Termination

        If the Manager ceases to render services hereunder at any time during, and before the end of, any full calendar month, the Manager's fee shall be prorated accordingly.